UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2012

Williams-Sonoma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14077	94-2203880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Van Ness Avenue, San Francisco, California 94109

(Address of principal executive offices)

Registrant’s telephone number, including area code (415) 421-7900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 31, 2012, Williams-Sonoma, Inc. (the “Company”) renewed its unsecured commercial letter of credit reimbursement facilities with each of Bank of America, N.A., Wells Fargo Bank, N.A. and U.S. Bank National Association (collectively, the “Banks”). These letter of credit facilities allow the Company to request the Banks to issue letters of credit on the Company’s behalf or on behalf of any of its subsidiaries until the maturity of the agreements on August 30, 2013. The latest expiration possible for any future letters of credit issued under the facilities is now January 27, 2014. The aggregate credit available under the facilities remains $90,000,000. The Company also has a $300,000,000 unsecured revolving line of credit with the Banks, among others.

The letter of credit facilities contain certain restrictive loan covenants that are consistent with the Company’s unsecured revolving line of credit, including, among others, a financial covenant requiring a maximum leverage ratio (funded debt adjusted for lease and rent expense to earnings before interest, income tax, depreciation, amortization and rent expense “EBITDAR”) of 3.5 to 1.0, and covenants limiting the Company’s ability to dispose of assets, make acquisitions, be acquired (if a default would result from the acquisition), incur indebtedness, grant liens and make investments. The Company’s obligations under the letter of credit facilities are guaranteed by certain of the Company’s U.S. subsidiaries.

The letter of credit facilities also contain events of default that include, among others, non-payment of drawings under letters of credit or fees, violation of covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments, cross defaults to material indebtedness and events constituting a change of control. The occurrence of an event of default will result in the imposition of interest on unreimbursed amounts at the lender’s prime rate (or if greater, the average rate on overnight federal funds plus one-half of one percent) plus 2.0%, and could result in the acceleration of the Company’s obligations under the letter of credit facilities, an obligation of the Company to deposit with the Banks as collateral an amount equal to all outstanding letters of credit, and an obligation of any or all of the Company’s subsidiaries that have guaranteed the letter of credit facilities to pay the full amount of the Company’s obligations under the letter of credit facilities.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth under Item 1.01 of this Current Report is incorporated by reference herein.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On September 6, 2012, the Company entered into an amended and restated Employment Agreement (the “Employment Agreement”) and an amended and restated Management Retention Agreement (the “Retention Agreement”) with Laura Alber, the Company’s President and Chief Executive Officer. Also on September 6, 2012, the Company entered into an amended and restated Management Retention Agreement (the “EVP Agreement”) with Julie Whalen, in connection with her promotion to Executive Vice President, Chief Financial Officer.

Laura Alber Employment Agreement

The Employment Agreement amends and restates the prior employment agreement entered into with Ms. Alber, effective May 26, 2010. The Employment Agreement restates substantially all of the material terms of the prior agreement, with the exceptions of extending the term of the agreement through September 7, 2033 and referencing Ms. Alber’s current base salary of $1,300,000 (the “Base Salary”).

The following terms of the Employment Agreement are consistent with Ms. Alber’s prior agreement.

Ms. Alber will remain eligible to participate in the Company’s 2001 Incentive Bonus Plan and the employee benefit plans offered to the Company’s senior executives. Ms. Alber also will remain eligible to receive equity compensation awards as the Compensation Committee of Company’s Board of Directors deems appropriate. In the event Ms. Alber’s employment is terminated by the Company without cause, Ms. Alber voluntarily resigns for good reason, or Ms. Alber’s employment is terminated due to her death or disability, as such terms are defined in the Employment Agreement, Ms. Alber will be entitled to receive the following:

•	severance equal to 24 months of Ms. Alber’s Base Salary to be paid over 24 months;

•	a lump sum payment equal to 200% of the average annual bonus received in the last 36 months;

•	in lieu of continued employment benefits (other than as required by law), payments of $3,000 per month for 18 months; and

•

the vesting of Ms. Alber’s then-outstanding equity awards will accelerate by up to an additional 18 months’ of vesting credit, and if the awards were subject to cliff-vesting of more than one-year, the cliff-vesting provision will be lifted and vesting credit given as if the award had been subject to monthly vesting.

If Ms. Alber’s employment is terminated due to her death or disability, the severance payments that are based on Base Salary and bonus amounts will be reduced by the amount of any payments Ms. Alber receives through Company-paid insurance policies.

Ms. Alber’s receipt of the severance benefits discussed above is contingent on Ms. Alber signing and not revoking a release of claims against the Company, her continued compliance with the Company’s Corporate Code of Conduct (including its provisions relating to confidential information and non-solicitation), Ms. Alber not accepting employment with a competitor of the Company, and her continued non-disparagement of the Company.

Laura Alber Retention Agreement

The Retention Agreement amends and restates the prior management retention agreement entered into with Ms. Alber, effective June 11, 2010. The Retention Agreement restates substantially all of the material terms of the prior agreement, with the exception of extending the term of the agreement through September 7, 2033. If the Company enters into a definitive agreement with a third party providing for a change of control of the Company (as such term is defined in the Retention Agreement), the Retention Agreement will be automatically extended for 18 months following the change of control.

The following terms of the Retention Agreement are consistent with Ms. Alber’s prior agreement.

If within 18 months following the change of control, Ms. Alber’s employment with the Company is terminated involuntarily by the Company without cause, or voluntarily by Ms. Alber for good reason, as such terms are defined in the Retention Agreement, Ms. Alber will be entitled to receive the following:

•	an amount equal to 200% of Ms. Alber’s Base Salary as in effect immediately prior to the change in control or her termination, whichever is greater, to be paid over 24 months;

•	200% of her average annual bonus received in the last 36 months, to be paid over 24 months;

•

100% of Ms. Alber’s outstanding equity awards with service-based vesting will immediately become fully vested, and a pro-rata portion of her outstanding equity awards with performance-based vesting will immediately become fully vested at the target performance level; and

•	in lieu of continued employment benefits (other than as required by law), payments of $3,000 per month for 12 months.

Ms. Alber’s receipt of the severance benefits discussed above is contingent on her signing and not revoking a release of claims against the Company, her continued compliance with the Company’s Corporate Code of Conduct (including its provisions relating to confidential information and non-solicitation), her not accepting employment with a competitor of the Company and her continued non-disparagement of the Company.

In the event that the severance payments and other benefits payable to Ms. Alber under the Retention Agreement constitute a “parachute payment” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then Ms. Alber’s severance payments and other benefits will be either (i) delivered in full or (ii) delivered to a lesser extent such that no portion of the benefits are subject to the excise tax, whichever results in the receipt by Ms. Alber on an after-tax basis of the greatest amount of benefits.

Julie Whalen EVP Retention Agreement

Ms. Whalen’s EVP Retention Agreement was entered into in connection with her promotion to Executive Vice President, Chief Financial Officer, and it amends and restates the prior management retention agreement entered into with Ms. Whalen. Ms. Whalen’s prior agreement was based on the Company’s form agreement for Senior Vice Presidents. Her new agreement is in the form used for Executive Vice Presidents and Brand Presidents. The EVP Retention Agreement provides for terms substantially similar to the terms of the Retention Agreement with Ms. Alber described above, other than that the EVP Retention Agreement has an initial two-year term and will be automatically extended for one year following the initial term unless either party provides notice of non-extension.

The foregoing description of the EVP Retention Agreement is qualified in its entirety by reference to the Form of Management Retention Agreement for Executive Vice Presidents and Brand Presidents, which is incorporated by reference herein to Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on June 1, 2010.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAMS-SONOMA, INC.
Date: September 7, 2012	By:	/s/ Julie P. Whalen Julie P. Whalen Chief Financial Officer

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